                                                                  EXHIBIT 99.(A)

KEVIN S. ROSEN, State Bar # 133304
JAMES P. MANISCALCO, State Bar # 179386
GIBSON, DUNN & CRUTCHER LLP
333 South Grand Avenue
Los Angeles, California  90071-3197
Telephone:  (213) 229-7000
Fax:  (213) 229-7520

JULIA J. RIDER, State Bar # 067277
MICHAEL A. GOLD, State Bar # 90667
DAN P. SEDOR, State Bar # 139091
JEFFER, MANGELS, BUTLER & MARMARO LLP
2121 Avenue of the Stars, Tenth Floor
Los Angeles, California  90067-5010
Telephone:  (310) 203-8080
Fax:  (310) 203-0567


Attorneys for Plaintiff
COASTCAST CORPORATION


                          UNITED STATES DISTRICT COURT

                         CENTRAL DISTRICT OF CALIFORNIA

                                WESTERN DIVISION

COASTCAST CORPORATION, a            )    CASE NO.: 98-6625WMB (Mcx)
California corporation              )
                                    )    COMPLAINT FOR INJUNCTIVE AND
         Plaintiff,                 )    DECLARATORY RELIEF FOR
                                    )    VIOLATIONS OF FEDERAL
v.                                  )    SECURITIES LAWS AND
                                    )    CALIFORNIA CORPORATIONS CODE
JONATHAN VANNINI, an individual,    )
                                    )
         Defendant.                 )
                                    )
                                    )
------------------------------------

     Plaintiff Coastcast Corporation ("Coastcast"), for its complaint, alleges as follows:
                                  INTRODUCTION
                                  ------------

     1. This lawsuit arises from an unlawful campaign by defendant Jonathan Vannini ("Vannini") , an alleged shareholder of Coastcast, to manipulate the market with the goal of increasing the value of his shares well beyond the current market price. Vannini's scheme involves unlawful proxy solicitations and market manipulations designed either to wrest control of Coastcast so that Vannini then can institute a stock buyback program well above the current market rate for Coastcast shares, to coerce Coastcast's Board of Directors (the "Board") to institute his stock buyback scheme, and/or to suggest falsely to the market that he intends to seek control of Coastcast and to institute such buyback program in order to cause the market to inflate artificially the price of Coastcast stock.

     2. Vannini has improperly demanded a special shareholders' meeting and is carrying out his scheme through the public dissemination of materially misleading statements under Sections 10(b) , 13(d) , and 14(a) of the Securities Exchange Act of 1934 (the "Exchange Act") (15 U.S.C. (S)(S) 78j, 78m, and 78n), and the rules and regulations of the SEC promulgated thereunder. Vannini's
Section 13(d) filings and public statements are a blatant attempt to mislead Coastcast shareholders and contain numerous material misrepresentations, including the following:

          a. Vannini has failed to disclose that his purported notice of a special shareholders' meeting is defective. Vannini has no right to demand a special meeting of Coastcast shareholders under Coastcast's bylaws (the "Bylaws") or California law because he is not a shareholder of record of ten percent or more of Coastcast's shares.

          b. Vannini has failed to inform Coastcast's shareholders that the vote he is calling for at a special shareholders' meeting is intended not to elect additional Board members, but to eliminate the entire Board in favor of Vannini's own slate of nominees. That goal can only be accomplished, pursuant to the Bylaws & and California law, at a regular annual meeting of the shareholders or by a two-step removal and replacement process that requires a far higher percentage of shareholder approval than the election of new directors at an annual meeting.

          c. Vannini has failed to reveal the identities or background of his nominees to the Board, in direct violation of the Bylaws and applicable law.

          d. Likewise, Vannini has failed to notify the shareholders of the relevant facts relating to himself, including his background, whether he is acting on behalf of himself or a group, and what resources he proposes to utilize to achieve other sweeping goals described in his Section 13(d) filings and public statements, including the adoption of a stock repurchase plan and unspecified changes to the compensation of Board members.

          e. Vannini has also failed to disclose what his purpose is as to the various changes he proposes for resolution at the special shareholders' meeting he has demanded, whether it be merger, divestiture of assets or simply leveraging a favorable stock repurchase for his own benefit.

          f. Vannini has, on information and belief, misstated the source of his funds for his purported purchase of Coastcast stock.

                             JURISDICTION AND VENUE
                             ----------------------
     3.   This Court has subject matter jurisdiction of this action pursuant to
Section 27 of the Exchange Act (15 U.S.C. (S) 78aa) and 28 U.S.C. (S) 1331.

     4. Venue is proper in this District pursuant to 28 U.S.C. (S) 1391(b)(2) in that a substantial part of the events giving rise to the claims herein occurred within this District.

     5. In connection with the wrongs complained of herein, Vannini used and continues to use the instrumentalities of interstate commerce.

                                  THE PARTIES
                                  -----------
     6. Coastcast is a corporation organized and existing under the laws of the State of California with its principal place of business in Los Angeles County, California.

     7. Vannini is, on information and belief, an individual residing in San Mateo County, California.

                               BACKGROUND FACTS:
                               -----------------
                           VANNINI'S NON-STATUS AS A
                           -------------------------
                             COASTCAST SHAREHOLDER
                             ---------------------

     8. Coastcast's records do not reflect Vannini as the owner of record, i.e., as a "shareholder" under Section 185 of the California Corporations Code, of any shares of Coastcast common stock.

                          THE REQUIREMENTS FOR SPECIAL
                          ----------------------------
                      MEETINGS, ELECTION OF DIRECTORS AND
                      -----------------------------------
                      DEMANDS FOR SHAREHOLDER INFORMATION
                      -----------------------------------

     9. Coastcast's Bylaws and the California Corporations Code provide that a special meeting of the shareholders may be called at any time only by the Board, the Chairman of the Board, Coastcast's president, or a shareholder "entitled to cast not less than ten percent (10%) of the votes at that meeting."

     10. The Bylaws further mandate that the number of directors on the Board is limited to seven, and the Bylaws and the California Corporations Code provide that "[d]irectors shall be elected at each annual meeting of the shareholders to hold office until the next annual meeting . . . and [e]ach director . . . shall hold office until the expiration of the term for which elected." The only provision made in the Bylaws and the California Corporations Code for the election of directors in special shareholders' meetings is to fill vacancies on the Board created other than by removal of directors. Although directors may be removed by a vote of shareholders at a special meeting, the Bylaws and the California Corporations Code only allow for their replacement at a special meeting by a vote of a majority of the shareholders, which is a much higher percentage than the votes required to elect new directors at an annual shareholders' meeting.

     11. The Bylaws also contain strict requirements relating to the information that must be disclosed by any shareholder seeking to nominate candidates for director. Among other things, that shareholder must timely disclose, in accordance with procedures set forth in the Bylaws, personal data relating to each nominee, the nominee's beneficial ownership of Coastcast stock, and all other information relating to the nominee and his or her sponsoring shareholder as would be required under SEC rules in proxy solicitation materials.

     12. In addition, the Bylaws and the California Corporations Code only allow Coastcast shareholders holding five percent or more of Coastcast's outstanding stock to demand and receive access to lists of Coastcast shareholders and their shareholdings.

                  VANNINI'S MATERIALLY MISLEADING SEC FILINGS,
                  --------------------------------------------
             PUBLIC STATEMENTS, AND UNLAWFUL DEMANDS FOR A SPECIAL
             -----------------------------------------------------
                 MEETING AND COASTCAST SHAREHOLDER INFORMATION
                 ---------------------------------------------

     13. On or about July 17, 1998, Vannini filed a Schedule 13D (the "Schedule 13D") with the SEC, in which he disclosed a purported investment of approximately $9.9 million in shares of Coastcast common stock, allegedly representing beneficial ownership of 600,000 shares, or approximately 6.6% of the outstanding shares. Vannini did not affirmatively indicate in the Schedule 13D, or in any amendment thereto, whether he was acting on behalf of a group of investors, despite the fact that the SEC's Form 13D requires such information. In the Schedule 13D, Vannini also stated his intention to orchestrate a wide array of changes relating to Coastcast stock, Coastcast's Board of Directors, and other shareholders, including the use of that influence to "persuade [Coastcast] to adopt a stock repurchase program." However, Vannini failed to disclose in the Schedule 13D, or in any subsequently filed document, what resource he plans to utilize to effect these drastic changes.

     14. Vannini subsequently filed with the SEC an amendment to the Schedule 13D ("Amendment No. 1"), dated July 24, 1998, in which he disclosed a further purported investment of approximately 3,534,060 in shares of Coastcast common stock. Together with the previous investment, this allegedly constituted beneficial ownership of 891,000 shares, or approximately 9.9% of the outstanding shares.

     15. On or about July 31, 1998, Vannini, through his counsel, Bernard J. Cassidy of Wilson Sonsini Goodrich & Rosati, wrote to Hans H. Buehler, Chairman of the Board of Coastcast ("Buehler"), purporting to call a special meeting of Coastcast shareholders to be held at 10:00 a.m. on September 22, 1998 (the "Special Meeting"), despite the fact that Vannini was (and is) not an owner of record of any Coastcast shares, i.e., he is not a Coastcast "shareholder." In that letter (the "Special Meeting Demand"), Vannini proposed, among other things, that at the Special Meeting the shareholders would "elect a board of seven directors to serve until the next annual meeting of [Coastcast's] shareholders and until their successors have been elected and qualify."

     16. Despite the Bylaws' requirements relating to the nomination of new directors, Vannini has failed to identify in a timely manner his nominees or to provide any of the other information required in connection with such nominations.

     17. Also on or about July 31, 1998, in a separate letter to Buehler, Vannini demanded, among other things, that Coastcast make available for Vannini's inspection a list of the names, addresses and shareholdings of Coastcast's shareholders, to allow him to solicit proxies for the special meeting.

     18. In a second amendment to the schedule 13D ("Amendment No. 2"), dated July 31, 1998, Vannini disclosed a further purported investment of $220,000 in shares of Coastcast common stock, bringing his total alleged beneficial ownership to 911,000 shares, or approximately 10.12% of the outstanding shares. In Amendment No. 2, Vannini stated that he had called the Special Meeting and set forth a description of the business to be transacted at the Special Meeting that was virtually identical to the description contained in the Special Meeting Demand.

     19. Vannini's proposed "election" is in reality a campaign to do one of two things, either of which is improper. First, his acts evidence an intent not merely to "elect" directors, but instead to remove the current members of the Board and replace them with individuals of Vannini's choosing. If not, then his intention is to give the false impression of a fight over the control of Coastcast, so that he can gain leverage and advance his personal agenda, including his proposed stock repurchase plan, and to cause an artificial increase in the price of Coastcast stock. In either event, Vannini's efforts to remove and replace the Board, whether he intends to follow through on them or not, are unlawful. There are no vacancies on the board at present and no directors have previously been removed, so Vannini's plan can only be to effect that removal and replace the entire Board with his as yet unidentified nominees. However, instead of making his purpose clear in the Schedule 13D or filing an amendment to the Schedule 13D which would clarify his intentions, and obviously mindful of the far stricter voting requirement applicable to the replacement of removed directors at special shareholders' meetings, Vannini has elected to engage in a de facto proxy solicitation by issuing public statements about his planned special meeting that are designed to lead to the procurement of Coastcast shareholder proxies. Those public statements include at least the following:

          a. In an interview published by Federal Filings Newswires on July 21, 1998, Vannini was quoted as saying that he "plans to contact Coastcast and other shareholders to discuss his plans" and "to persuade Coastcast Corp. to adopt a stock buyback program. as well as to seek changes in the company's board of directors."

          b. On the same day, July 21, 1998, the Los Angeles Times reported that Vannini said he wants to "push for a stock buyback," change Coastcast's executive pay practices and shake up its board.

          c. In another interview published by Federal Filings Newswires on July 27, 1998, Vannini stated that the Board should "start behaving in a pro-shareholder-oriented-way" by spending $25.5 million of its cash "on a massive buyback program."

          d. On July 28, 1998, Federal Filings Newswires quoted Vannini as saying that "[t]he current board of directors and [Coastcast chairman] Hans Buehler cannot be allowed to stand" and accused them of failing to "realiz[e] their responsibilities in running a public company."

          e. In an August 3, 1998 Dow Jones News Service article, Dow Jones reported that Vannini had called a special meeting of Coastcast shareholders for September 22, 1998, and noted that Vannini claims that Coastcast's shares are undervalued.

          f. On the same day, August 3, 1998, Federal Filings Newswires reported that Vannini had called the September 22, 1998 special shareholders' meeting to elect a board of seven directors.

          g. On August 4, 1998, the Wall Street Journal noted that Vannini had called for a special meeting and that Vannini "thinks the best investment for Coastcast's cash would be its own stock" (which is not surprising since such a repurchase would at above-market rates and would boost the value of Mr. Vannini's own shares by increasing the average price of Coastcast's remaining outstanding shares).

                             FIRST CLAIM FOR RELIEF
                             ----------------------
                      (INJUNCTIVE RELIEF FOR VIOLATION OF
             SECTION 13(D) OF THE EXCHANGE ACT (15 U.S.C. (S) 78M)
                    AND REGULATIONS PROMULGATED THEREUNDER)

     20. Coastcast realleges and incorporates by reference the allegations contained in paragraphs 1 through 19, above.

     21. Vannini's conduct as alleged above violates Section 13(d) of the Exchange Act and regulations promulgated thereunder in that among other things, Vannini has failed to disclose that his purported notice of a special shareholders' meeting is defective and that he has no right to demand a special shareholders' meeting, failed to disclose that he intends to ask the shareholders not only to elect new directors but to remove and replace the entire Board, which requires a much higher voting percentage for shareholder approval than an annual election of directors, failed to disclose whether he is acting as a member of a group, and failed to disclose requisite facts relating to his background and integrity, the identities, background and integrity of his proposed nominees for membership on the Board, what resources he proposes to utilize to achieve the drastic changes he intends to make at Coastcast and what his true purpose is in seeking those changes.

     22. Unless Vannini is preliminarily and permanently enjoined from continuing to violate Section 13(d), the regulations promulgated thereunder, and the Bylaws and is instead required to comply with the requirements set forth therein, Coastcast's current and potential shareholders will be unlawfully deprived of vital information affecting timely decisions pertaining to the purchase or sale of Coastcast stock and the voting rights permitted thereunder. In addition, Coastcast will suffer great and irreparable injury in that, among other things, Coastcast and the Board will be forced to squander time, effort and financial resources in responding to Vannini's improper demands for a special shareholders' meeting and access to information regarding Coastcast's shareholders, and in responding to Vannini's campaign to unseat the Board, all of which fail to comply with applicable legal requirements. Furthermore, Vannini's continued dissemination of materially misleading statements about the Board and its management of

Coastcast will cause irreparable damage to Coastcast's relationships with its customers by causing uncertainty as to the financial stability and direction of Coastcast.

     23. There is no threat of irreparable harm to Vannini from such an injunction, because Vannini can suffer no cognizable harm from having to conform his conduct to existing legal requirements.

     24. Entry of an injunction as prayed for herein is in the best interest of the public because it will benefit Coastcast's public shareholders by requiring Vannini to conform his conduct to comply with applicable legal requirements and by preventing Vannini from forcing Coastcast and the Board to waste time, effort and financial resources in responding to Vannini's improper conduct.

                            SECOND CLAIM FOR RELIEF
                            -----------------------
                      (INJUNCTIVE RELIEF FOR VIOLATION OF
             SECTION 14 (A) OF THE EXCHANGE ACT (15 U.S.C. (S) 78N)
                    AND REGULATIONS PROMULGATED THEREUNDER)

     25. Coastcast realleges and incorporates by reference the allegations contained in paragraphs 1 through 24, above.

     26. Vannini's actions alleged above constitute communications to security holders within the meaning of SEC Rule 14a-1 (1), promulgated pursuant to
Section 14 (a) of the Exchange Act. Vannini has a duty under Section 14 (a) of the Exchange Act and the regulations promulgated thereunder to disclose all material facts in the press releases, news articles and other materials he has caused to be publicly disseminated to Coastcast shareholders and to refrain from making material misrepresentations and omitting to state material facts necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. Vannini is violating that duty.

     27. The press releases, news articles, and other materials described above contain statements that are materially false and misleading and omit material facts in that, among other things, Vannini has failed to disclose in his Section 13 (d) filings and in his public statements in press releases, news articles and other materials that his purported notice of a special shareholders' meetings is defective and that he has no right to demand a special shareholders' meeting, failed to disclose that he intends to ask the shareholders not just to elect new directors but to remove and replace the entire Board, which requires a much higher voting percentage for shareholder approval than an annual election of directors, failed to disclose whether he is acting as a member of a group, and failed to disclose requisite facts relating to his background and integrity, the identities, background and integrity of his proposed nominees for membership on the Board, what resource he proposes to utilize to achieve the drastic changes he intends to make at Coastcast and what his purpose is in seeking those changes. In addition, on information and belief, Vannini has failed to disclose accurate and complete information regarding the source of his funding for his purported purchases of Coastcast stock.

     28. Unless Vannini is preliminarily and permanently enjoined from continuing to violate Section 14(a), the regulations promulgated thereunder, and the Bylaws and is instead required to comply with the requirements set forth therein, Coastcast's current and potential shareholders will be unlawfully deprived of vital information affecting timely decisions pertaining to the purchase or sale of Coastcast stock and the voting rights permitted thereunder. In addition, Coastcast will suffer great and irreparable injury in that, among other things, Coastcast and the Board will be forced to squander time, effort and financial resources in responding to Vannini's improper demands for a special shareholders' meeting and access to information regarding Coastcast's shareholders, and in responding to Vannini's campaign to unseat the Board, all of which fail to comply with applicable legal requirements. Furthermore, Vannini's continued dissemination of materially misleading statements about the Board and its management of Coastcast will cause irreparable damage to Coastcast's relationships with its customers by causing uncertainty as to the financial stability and direction of Coastcast.

     29. There is no threat of irreparable harm to Vannini from such an injunction, because Vannini can suffer no cognizable harm from having to conform his conduct to existing legal requirements.

     30. Entry of an injunction as prayed for herein is in the best interest of the public because it will benefit Coastcast's public shareholders by preventing Vannini from forcing

Coastcast and the Board to waste time, effort and financial resources in responding to Vannini's improper conduct, and instead will require Vannini to conform his conduct to comply with applicable legal requirements.

                             THIRD CLAIM FOR RELIEF
                             ----------------------
                      (INJUNCTIVE RELIEF FOR VIOLATION OF
             SECTION 10(B) OF THE EXCHANGE ACT (15 U.S.C. (S) 78J)
                    AND REGULATIONS PROMULGATED THEREUNDER)

     31. Coastcast realleges and incorporates by reference the allegations contained in paragraphs 1 through 30, above.

     32. Vannini was and is responsible for issuing materially false and misleading statements to the public regarding Coastcast as alleged herein.

     33. Vannini has violated Section 10(b) and the regulations promulgated thereunder in that he employed devices, schemes, and artifices to defraud, made untrue statements of material facts and omitted to state material facts necessary to make statements made, in the light of the circumstances under which they were made, not misleading, and engaged in acts, practices and a course of conduct that operated and continues to operate as a fraud upon the public including the present and potential shareholders of Coastcast.

     34. Unless Vannini is preliminarily and permanently enjoined from continuing to violate Section 10(b) and the regulations promulgated thereunder and is instead required to comply with the requirements set forth therein, Coastcast's current and potential shareholders will be unlawfully deprived of vital information affecting timely decisions pertaining to the purchase or sale of Coastcast stock and the voting rights permitted thereunder. In addition, Coastcast will suffer great and irreparable injury in that, among other things, Coastcast and the Board will be forced to squander time, effort and financial resources in responding to Vannini's improper demands for a special shareholders meeting and access to information regarding Coastcast's shareholders, and in responding to Vannini's campaign to unseat the Board, all of which fail to comply with applicable legal requirements. Furthermore, Vannini's continued dissemination of materially misleading statements about the Board and its management of Coastcast will cause irreparable damage to Coastcast's relationships with its customers by causing uncertainty as to the financial stability and direction of Coastcast.

     35. There is no threat of irreparable harm to Vannini from such an injunction, because Vannini can suffer no cognizable harm from having to conform his conduct to existing legal requirements.

     36. Entry of an injunction as prayed for herein is in the best interest of the public because it will benefit Coastcast's public shareholders by preventing Vannini from forcing Coastcast and the Board to waste time, effort and financial resources in responding to Vannini's improper conduct, and instead will require Vannini to conform his conduct to comply with applicable legal requirements.

                            FOURTH CLAIM FOR RELIEF
                            -----------------------
                              (DECLARATORY RELIEF)

     37. Coastcast realleges and incorporates by reference the allegations contained in paragraphs 1 through 36, above.

     38. An actual controversy has arisen and now exists relating to the parties' respective rights and duties in that Coastcast contends that Vannini's conduct, as alleged above, violates the Bylaws and that Vannini is not entitled to demand a special shareholders meeting or to gain access to Coastcast shareholder information, whereas Coastcast is informed and believes and on that basis alleges that Vannini will dispute those contentions and contend that he has complied with the Bylaws in all respects and is entitled to demand a special shareholders' meeting and to gain access to Coastcast shareholder information.

     39. Coastcast desires a judicial determination of its rights and duties under the Bylaws and California law and a declaration as to whether Vannini's conduct as alleged above violates the Bylaws and whether Vannini is entitled to demand a special shareholders' meeting or to gain access to Coastcast shareholder information.

     40. A judicial declaration is necessary and appropriate at this time under the circumstances in order that Coastcast may ascertain its rights and duties under the Bylaws and California law and determine whether it is required to comply with Vannini's various demands for, among other things, a special shareholders' meeting and access to Coastcast shareholder information.

                                     PRAYER
                                     ------

     WHEREFORE, Coastcast demands as follows:

     A.   For a preliminary and permanent injunction that:

          1. Requires Vannini to correct his filings under the Exchange Act to conform to all applicable requirements of the law and the Bylaws;

          2. Bars Vannini or anyone associated with Vannini from violating Sections 10(b), 13(d) and 14(a) of the Exchange Act and the regulations promulgated thereunder, including by making or disseminating any further public statements relating to his proposed special shareholders' meeting or any of the other matters mentioned in his previous Section 13 (d) filings or public statements, and from purchasing any additional shares of Coastcast common stock and from voting any Coastcast stock that he purports to own currently until Vannini makes the required corrective disclosures;

          3. Forbids Vannini or anyone associated with Vannini from soliciting any proxies related to Coastcast until Vannini makes the required corrective disclosures;

          4. Enjoins Vannini or anyone associated with Vannini from acquiring or attempting to acquire any further Coastcast stock until ten days after Vannini has made the required corrective disclosures;

          5. Enjoins Vannini or anyone associated with Vannini from exercising or attempting to exercise influence or Control over the business or management of Coastcast until Vannini has made the required corrective disclosures; and

          6. Enjoins Vannini or anyone associated with Vannini from making any false or misleading statements regarding Coastcast or Coastcast shares;

     B. For a declaration that Vannini's demands violate the Bylaws and that Coastcast is not required to comply with such demands for a special shareholders' meeting and access to Coastcast shareholder information;

     C. For an award of Coastcast's costs and disbursements, including reasonable attorneys' fees in this action; and

     D.   Such other and further relief as the court may deem just and proper.

DATED:    August 13, 1998

                              GIBSON, DUNN & CRUTCHER LLP
                                         -and-
                              JEFFER, MANGELS, BUTLER
                              & MARMARO LLP

                              By:       /s/ Kevin S. Rosen
                                  ------------------------
                                    KEVIN S. ROSEN

                              Attorneys for Plaintiff COASTCAST CORPORATION

                         UNITED STATES DISTRICT COURT

                        CENTRAL DISTRICT OF CALIFORNIA

--------------------------------------------------------------------------------
COASTCAST CORPORATION,                                   CASE NUMBER
a California corporation,

              PLAINTIFF(S)                       CV-98-6625 WMB (Mcx)
                                      ------------------------------------------
                                                            SUMMONS
   vs.


JONATHAN VANNINI,
an individual,
              DEFENDANT(S)
--------------------------------------------------------------------------------

TO THE ABOVE-NAMED DEFENDANT(S), You are hereby summoned and required to file with this court and serve upon


                      KEVIN S. ROSEN, ESQ.



               Plaintiff's attorney, whose address is:

                      GIBSON, DUNN & CRUTCHER LLP
                      333 SOUTH GRAND AVENUE
                      LOS ANGELES, CALIFORNIA 90071

               an answer to the complaint which is herewith served upon you within 20 days after service of this summons upon you, exclusive of the date of service. If you fail to do so, judgment by default will be taken against you for the relief demanded in the complaint.

DATE: AUG 13, 1998
      ---------------------

                                         CLERK, U.S. DISTRICT COURT


                                         By  /s/ Angelique Dominguez
                                             ------------------------------

                                                  Deputy Clerk

--------------------

                                               (SEAL OF THE COURT)


--------------------------------------------------------------------------------
                                 SUMMONS
--------------------------------------------------------------------------------